Exhibit 10.3

Dated 30 June 2021

Chong Kin Group Holdings Limited

as Lender

and

Radiant Path Developments Limited

as Borrower

LOAN FACILITY AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made on 30 June 2021

BETWEEN:

1.	Chong Kin Group Holdings Limited, whose Hong Kong business registration number is 66502535 (the “Lender”); and

2.	Radiant Path Developments Limited, whose British Virgin Islands company number is 2060601 (the “Borrower”).

WHEREAS:-

(A)	The Borrower has applied to the Lender for the loan facility in the principal sum of up to HK$180,000,000 (the “Shareholder Loan Facility”).

(B)	The Lender agrees to grant the Shareholder Loan Facility to the Borrower subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:-

The Lender shall grant and the Borrower (or any of its subsidiaries designated by it) shall drawdown loan (the “Shareholder Loan”) within the limit of the Shareholder Loan Facility on the following terms and conditions: -

1.	Shareholder Loan

The aggregate principal amount of the Shareholder Loan that may be drawdown by the Borrower is described under Paragraph 3 of the First Schedule to this Agreement.

2.	Term

The availability and repayment term of the advancement under the Shareholder Loan is particularised in Paragraph 6 and 7 of the First Schedule to this Agreement.

3.	Repayment

The Shareholder Loan together with any interest accrued shall be repaid by the Borrower to the Lender (or any of its subsidiaries designated by it) without deduction in the manner set out under Paragraph 7 of the First Schedule to this Agreement.

All amounts payable by the Borrower hereunder shall be made without set-oﬀ, counterclaim or other deductions and free and clear of and without deduction for or on account of any taxes (other than tax on the overall net income of the Lender) now or hereafter imposed, levied, collected, withheld or assessed by any country, state or any political sub-division or taxing authority thereof or therein or any federation or organisation of which any such country, state or any political sub-division thereof may at the time of payment be a member.

4.	Interest

(a)	Interest shall accrue on the Shareholder Loan at the rate as described under Paragraph 7 of the First Schedule to this Agreement and shall be repaid by the Borrower to the Lender in the manner set out under Paragraph 7 of the First Schedule to this Agreement.

(b)	If the Borrower fails to pay any sum payable under this Agreement when it falls due, the Borrower shall, in addition to all other obligations hereunder and without prejudice to any other rights or remedies of the Lender, whether under this Agreement or otherwise, pay interest on the unpaid sum for the period beginning on its due date and ending on the date of its actual receipt in full by the Lender at the default rate (the “Default Rate”) of interest as described under Paragraph 8 of the First Schedule to this Agreement on any overdue sums, including outstanding principal amount of the Shareholder Loan and the interest accrued thereon.

(c)	The Lender’s calculation of the amount of interest (including the interest computed at the Default Rate) from time to time due and payable by the Borrower hereunder shall be conclusive and binding on the Borrower.

5.	Representation and Warranties

The Borrower represents and warrants that:-

(a)	it is not in breach of or in default under any other loan agreements to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have an adverse eﬀect on its financial condition;

(b)	it has the full power to enter into and perform its obligations under this Agreement and to incur the liabilities and indebtedness hereby contemplated;

(c)	the execution by the Borrower of this Agreement does not and will not constitute any Event of Default (as hereinafter defined) or breach of any existing law or regulation or the terms of any charges, contract, undertaking or restrictions binding on it;

(d)	no event has occurred which constitutes (or with the giving of notice and/or lapse of time) any one of the Events of Default (as hereinafter defined);

(e)	no litigation, arbitration or proceeding is taking place, pending, or to the Borrower’s knowledge, threatened against itself or any of its assets which may have an adverse eﬀect on the Borrower’s financial condition; and

(f)	all of the written information supplied by the Borrower to the Lender in connection herewith is true, complete and accurate in all aspects and the Borrower is not aware of any fact or circumstance that has not been disclosed to the Lender and which might, if disclosed, adversely aﬀect the decision of a person considering whether or not to provide the Loan to the Borrower.

6.	Events of Default

The Borrower agrees and acknowledges that the Lender shall have a right to demand immediate repayment by the Borrower of the Shareholder Loan together with all accrued interest upon the occurrence of any of the following events (the “Events of Default”):-

(a)	the non-payment of the Shareholder Loan, interest, fees or any other amounts when due and payable hereunder; or

(b)	any petition for winding up/bankruptcy is presented against the Borrower; or

(c)	if any of the representations, warranties and undertakings given by the Borrower in this Agreement is found to have been incorrect in any respect; or

(d)	any other situation which in the opinion of the Lender may aﬀect the ability of the Borrower to perform its obligations hereunder; or

(e)	any default, breach, non-compliance or non-observance of any of the provisions of this Agreement; or

(f)	any of the provisions of this Agreement having been rendered unlawful, unenforceable or jeopardized in its force, eﬀect or validity in any way; or

(g)	the Borrower is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to a general assignment for the benefit of or enters into a composition with its creditors; or

(h)	The taking of any steps by or commencement of legal proceedings against the Borrower under any bankruptcy legislation or for the appointment of a receiver, trustee or similar oﬃcer in respect of the Borrower’s revenues and assets or the Borrower’s taking any corporate action in relation to any of the above and it is hereby expressly declared that the above constitutes a non-exhaustive list and that this clause shall extend to any proceedings or actions in any jurisdiction which may be included in the above list as being ejusdem generis with the proceedings specifically referred to herein.

7.	Waiver

No time allowed or indulgence granted by any party to the other in respect of the performance of any of the terms of this Agreement shall constitute a waiver of the same unless such obligation is expressly waived in writing by the party entitled to enforce it and no waiver of any obligation of any party under this Agreement shall prevent the subsequent enforcement of the relative provision in respect of any subsequent event or the enforcement of any of the other terms of this Agreement.

8.	Severance

If a provision of this Agreement is prohibited by or rendered unlawful or unenforceable under any applicable law applied by any court of competent jurisdiction, such provision shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

9.	Amendment

This Agreement shall not be amended, supplemented or modified expect by written instrument signed by the parties hereto or their respective duly empowered representatives.

10.	Whole Agreement

The First Schedule shall form part of this Agreement.

11.	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts together shall constitute a single agreement.

12.	Assignment

(a)	The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits, obligations and liabilities thereunder.

(b)	The Lender may at any time assign or transfer all or any of its rights, benefits and obligations hereunder and the Borrower agrees to execute such documents and do all such acts and things as the Lender may require to give full eﬀect to such assignment or transfers.

13.	Interpretation

In this Agreement, the singular includes the plural and vice versa and words importing one gender includes all genders.

14.	Third Party Rights

A person who is not a party to the Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance, Cap. 623 of the Laws of Hong Kong to enforce or enjoy the benefit of any terms of the Agreement. The consent of any person who is not a party to the Agreement is not required to rescind or vary the Agreement.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Courts of Hong Kong.

THE FIRST SCHEDULE

1.	Name of Lender:-

Chong Kin Group Holdings Limited

2.	Name of Borrower:-

Radiant Path Developments Limited

3.	The amount of the principal of the Shareholder Loan in words and figures:-

Limit: Hong Kong Dollars One Hundred and Eighty Million Only (HK$180,000,000)

4.	The date of the making of this Agreement:-

30 June 2021

5.	The date of making of the Shareholder Loan:-

The actual date when the Lender (or any of its subsidiaries designated by it) remits to the Borrower (or any of its subsidiaries designated by it).

6.	Availability of the Shareholder Loan:-

The Shareholder Loan Facility is available for drawdown during the period commencing from the date of this Agreement till 30 June 2024.

7.	The terms of repayment of the Shareholder Loan and Interest:-

The principal sum of Shareholder Loan drawn and interest on the Shareholder Loan shall be repayable in full at a rate of 1-month HIBOR but limited to 1.5% (CAP rate) per annum on or before 30 June 2025.

8.	Default Rate of Interest:-

If the Borrower shall fail to repay the Shareholder Loan (together with interest) or any part of it on or before 30 June 2025, the Borrower shall be liable to pay an interest at the rate of 1.5% per annum on any overdue sums, including outstanding principal amount of the Shareholder Loan and the interest accrued thereon from the date that such sums are due until the actual date of receipt of the sums in full by the Lender.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by

Authorized person for and on behalf of the Borrower in the presence of:-

SIGNED by	)
)
)
Authorized person for and on behalf of the Lender	)
in the presence of:-)

List of subsidiaries of Chong Kin Group Holdings Limited

(as of 30 June 2021)

Kingdom Honour Holdings Limited
China Golden Holdings Limited
Radiant Path Developments Limited	1
Hartman Education Enterprise Ltd
Chong Kin Construction Engineering Limited	2
Chong Yu Construction Engineering Limited	2
Stand East Investment Limited
Profit Empire Investment Limited
Zhong Jun Kai Xuan Automotive Leasing Co., Limited@ (中軍凱旋汽車租賃有限公司)
Shenzhen Zhong Jun Kaixuan Supply Chain Management Co., Limited@ (深圳中鑄凱旋供應鏈管理有限公司)
Wuhu Zhong Jun Automotive Services Co., Limited@ (蕪湖中軍汽車服務有限公司)
Hangzhou Zhong Jun Kaixuan Supply Chain Management Co., Limited@ (杭州中軍凱旋供應鏈管理有限公司)
Ningxia Zhong Jin New Energy Technology Co., Limited@ (寧夏中錦新能源科技有限公司)
Hua Yao Finance Leasing (Shenzhen) Co., Limited@ (華耀融資租賃（深圳）有限公司)
Newport Services (UK) Limited

@ The English names of these companies represent the best effort made by management of the Company to directly translate the Chinese names as these companies do not register any official English names

1 - The Borrower

2 - subsidaries of the Borrower